EXHIBIT 99.1
Investor Relations Contact:
Brian Ritchie - FD
212-850-5683
brian.ritchie@fd.com

Media Relations Contact:
Irma Gomez-Dib - FD
212-850-5761
irma.gomez-dib@fd.com

Press Release

INSMED RECEIVES NASDAQ DEFICIENCY NOTICE RELATING TO MINIMUM BID PRICE

RICHMOND, Va., June 21, 2010 -- Insmed Incorporated (NASDAQ CM: INSM), a biopharmaceutical company, today announced that on June 18, 2010 it received a NASDAQ Staff Deficiency Letter from The NASDAQ Stock Market.  The NASDAQ Letter states that for the last 30 consecutive business days, the closing bid price per share for the Company’s common stock has been below the $1.00 minimum per share requirement for continued inclusion under NASDAQ Marketplace Rule 5550(a)(2).

In accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), Insmed will be provided 180 calendar days, or until December 15, 2010, to regain compliance by maintaining a closing bid price per share of $1.00 or higher for a minimum of 10 consecutive business days.  If the Company is unsuccessful in meeting the minimum bid requirement during this initial compliance period, Insmed will receive written notification from NASDAQ that its securities are subject to delisting, and at that time the Company may appeal the delisting determination to a Hearing’s Panel.  Alternatively, Insmed may be eligible for an additional grace period of 180 calendar days if the Company meets the initial listing standards, with the exception of bid price, for The NASDAQ Capital Market.  The NASDAQ Letter received on June 18, 2010 has no effect on the listing of the Company’s common stock at this time.  The Company will seek to regain compliance within this cure period and is considering appropriate business measures to address compliance with the continued listing standards of The NASDAQ Stock Market.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein development experience and a proprietary protein platform aimed at niche markets with unmet medical needs.  For more information, please visit http://www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to business strategies, plans and objectives of management, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  The risks and uncertainties include, without limitation, we may be unsuccessful in regaining compliance with the continued listing standards of The NASDAQ Stock Market and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009.  Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.